DERIVED INFORMATION [3/30/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary - Interest Only Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date. The mortgage loans do not provide for any payments of principal in the first two or five years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	1,168
Total Outstanding Loan Balance	$327,335,369*	Min	Max
Average Loan Current Balance	$280,253	$43,000	$937,500
Weighted Average Original LTV	80.50%
Weighted Average Coupon	7.15%	5.10%	12.25%
Arm Weighted Average Coupon	7.15%
Fixed Weighted Average Coupon	7.21%
Weighted Average Margin	5.35%	2.25%	8.76%
Weighted Average FICO (Non-Zero)	650
Weighted Average Age (Months)	4
% First Liens	100.00%
% Second Liens	0.00%
% Arms	98.10%
% Fixed	1.90%
% of Loans with Mortgage Insurance	0.00%
* Interest only loans will amount to approximately [$332,500,000] of the total [$1,600,000,100] in collateral.

Debt to Income	No of Loans	Total Scheduled Balance	% Scheduled Balance	Avg Scheduled Balance	WAC %	WA CLTV %	WA FICO	WA DTI
5.1 - 10.0	4	1,014,900	0.3	253,725	7.2	95	630	7.4
10.1 - 15.0	9	2,393,586	0.7	265,954	6.59	90.4	665	12.2
15.1 - 20.0	9	2,643,800	0.8	293,756	6.83	91.8	651	17.4
20.1 - 25.0	20	5,066,811	1.5	253,341	7.09	83.8	666	22.4
25.1 - 30.0	50	10,860,124	3.3	217,202	7.27	86.7	651	27.7
30.1 - 35.0	103	25,988,708	7.9	252,318	7.13	88.1	643	33
35.1 - 40.0	162	45,968,693	14	283,757	7.22	89.8	656	37.9
40.1 - 45.0	284	79,478,517	24.3	279,854	7.13	92.4	653	42.9
45.1 - 50.0	471	138,608,562	42.3	294,286	7.16	91.9	648	48
50.1 - 55.0	55	14,895,668	4.6	270,830	7.18	90.9	639	51.8
55.1 - 60.0	1	416,000	0.1	416,000	5.92	100	596	60
Total:	1,168	327,335,369	100	280,253	7.15	91.1	650	42.6

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	Avg Scheduled Balance	WAC %	WA CLTV %	WA FICO	WA DTI
526 - 550	1	102,170	0	102,170	10	85	530	30.1
551 - 575	12	2,327,800	0.7	193,983	9.08	85.3	567	45.7
576 - 600	120	31,910,463	9.7	265,921	7.45	87.5	589	43.1
601 - 625	250	65,969,594	20.2	263,878	7.25	88.5	615	43.4
626 - 650	295	78,048,233	23.8	264,570	7.22	91.3	637	42.8
651 - 675	256	74,624,158	22.8	291,501	7.13	93.5	662	41.8
676 - 700	115	35,197,748	10.8	306,067	6.93	92.9	686	42.4
701 - 725	59	19,078,171	5.8	323,359	6.69	93.4	713	42.6
726 - 750	31	9,980,702	3	321,958	6.68	90	735	42.8
751 - 775	16	5,797,826	1.8	362,364	6.9	92.3	762	41.3
776 - 800	13	4,298,504	1.3	330,654	7.07	89.7	783	41.3
Total:	1,168	327,335,369	100	280,253	7.15	91.1	650	42.6

Documentation Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	Avg Scheduled Balance	WAC %	WA CLTV %	WA FICO	WA DTI
Full	872	235,354,646	71.9	269,902	6.99	90.4	643	42.8
Reduced	178	58,511,673	17.9	328,717	7.36	94.2	670	42.4
Stated Income / Stated Assets	118	33,469,050	10.2	283,636	7.99	90.5	662	42.1
Total:	1,168	327,335,369	100	280,253	7.15	91.1	650	42.6

IO Productd	No of Loans	Total Scheduled Balance	% Scheduled Balance	Avg Scheduled Balance	WAC %	WA CLTV %	WA FICO	WA DTI
Arm 2/28 24m IO	5	1176433	0.4	235287	7.5	87.9	672	24.8
Arm 2/28 60m IO	1,035	288471772	88.1	278717	7.1	91.6	649	42.6
Arm 3/27 24m IO	1	262400	0.1	262400	7.3	100.0	645	39.0
Arm 3/27 60m IO	97	29019595	8.9	299171	7.2	89.5	657	43.2
Arm 5/25 60m IO	5	1226000	0.4	245200	7.3	89.2	655	37.8
Arm 6 Month 60m IO	2	920000	0.3	460000	8.7	90.0	654	36.7
Fixed Rate 60m IO	23	6259169	1.9	272138	7.2	73.5	673	45.9
Total:	1,168	327335369	100.0	280253	7.2	91.1	650	42.6

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	Avg Scheduled Balance	WAC %	WA CLTV %	WA FICO	WA DTI
24	6	1,438,833	0.4	239,806	7.47	90.1	667	27.4
60	1,162	325,896,535	99.6	280,462	7.15	91.1	650	42.7
Total:	1,168	327,335,369	100	280,253	7.15	91.1	650	42.6